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                                                  FILED PURSUANT TO RULE 424(B)3

                                                      REGISTRATION NO. 333-90990

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JULY 3, 2002


                               CUMULUS MEDIA INC.

                                10,000,000 SHARES
                              CLASS A COMMON STOCK
                            PAR VALUE $.01 PER SHARE

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         Effective at 11:59 p.m. on July 31, 2002, we changed our state of incorporation from Illinois to Delaware. The change in our state of incorporation was approved by our shareholders at our annual meeting of shareholders held on June 14, 2002.

         The reincorporation in the state of Delaware was accomplished by merging Cumulus Media Inc., an Illinois corporation, with and into its wholly owned subsidiary, Cumulus Media Inc., a Delaware corporation, which was the surviving corporation in the merger. The reincorporation will not result in any change in our name, business, assets or operations.

         Our Class A Common Stock continues to be quoted on the Nasdaq National Market under the symbol "CMLS." On August 9, 2002, the last reported sale price of the Class A Common Stock on Nasdaq was $12.12 per share.

         INVESTING IN OUR CLASS A COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," BEGINNING ON PAGE 11 OF THE PROSPECTUS ATTACHED TO THIS PROSPECTUS SUPPLEMENT.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS AUGUST 9, 2002.